Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Announces New Covance Leadership

Deborah Keller to succeed Joe Herring as Covance Drug Development CEO
Burlington, NC - July 28, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) today announced that Deborah Keller will succeed Joseph Herring as Chief Executive Officer of Covance Drug Development (Covance). Mr. Herring will retire on July 31 after more than a decade as CEO.
Ms. Keller joined Covance in 1987 and has held senior leadership roles in global operations, quality assurance, and marketing over her tenure. Most recently she served as Executive Vice President, Covance and Group President, R&D Laboratories, where she led the combined central laboratory and early development laboratory organizations of more than 6,000 employees at 18 facilities across the globe. As CEO of Covance, Ms. Keller will also be a member of the LabCorp Executive Committee and will report to David P. King, Chairman and CEO of LabCorp.
“Deborah Keller is a talented leader who is well-respected by clients and employees alike, and is the ideal candidate to replace Joe Herring as the next CEO of Covance,” said Mr. King. “Deb has built Covance’s central laboratory and early development services into an industry powerhouse and made exceptional contributions to the growth of Covance during her career. Her deep knowledge of the industry and her ability to forge strong partnerships with new and existing clients will enable her to further establish Covance as the clear, end-to-end market leader among contract research providers. I want to thank Joe Herring for his visionary leadership, which helped make Covance the pioneering, respected drug development organization we know today, as well as for the critical role he has played in ensuring a smooth integration for our combined company.”
Added Ms. Keller: “I am proud to have been chosen to lead an organization that has a clear commitment to bringing innovative new medicines to patients and has contributed to the development of the top 50 medicines on the market today. Now, as part of LabCorp, Covance is positioned to add even greater value for our biopharmaceutical clients, including delivering faster clinical trial enrollment through enhanced informatics and expanding the development of companion diagnostics.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue pro forma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, and the Company’s Form 10-Q for the quarter ended March 31, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.